Exhibit 10.39

California Association of Business Brokers Professional Service since 1987 www.cabb.org

Amendment/Addendum to Purchase Agreement #1

The Purchase Agreement dated June 20, 2014 between Hans Huber, an individual (Seller) and Pro-Dex, Inc. a Colorado Corporation (Buyer) on the Business known as Huber Precision located at 585 Taylor Way # 5 San Carlos, Calif. 94070 is hereby modified as follows:

Buyer agrees to waive any and all Buyer conditions in Section 5 of the above Purchase Agreement except for the following exceptions:

1.  Paragraph 5c. Lease contingency: The agreement notes an assignment of current lease. Buyer now agrees the lease will be a new one year lease and will accept or reject in writing aid lease terms and conditions after its review of the lease. Rejection of the lease will be cause for the Buyer to withdraw its offer and receive its escrow deposit less any escrow charges attributable to Buyer portion of escrow charges.

2.  Paragraph 5 e is still in effect.

3.  Seller’s representations and warranties shall be true and correct at Closing.

4.  Buyer will interview a select number of Huber Precision clients as a contingency to the Purchase Agreement and this contingency will be released in writing upon completion of interviews and if not released in writing by Buyer will be cause for the Buyer to withdraw its offer and receive its escrow deposit less any escrow charges attributable to Buyer portion of escrow charges.

Seller agrees to waive any and all Seller conditions in Section 5 of the above Purchase Agreement and further guarantees to Buyer that there are no third party contracts in force or effect as of this date and Seller will not enter into any such agreements prior to the close of escrow without the express written consent of the Buyer.

Purchase Agreement noted Pro-Dex, Inc. as a California Corporation. Pro-Dex is a Colorado Corporation. Acceptance of this Amendment by Buyer and Seller will serve to extend any time limits per the Purchase Agreement.

Buyer and Seller acknowledge that Business Team is a Broker, is not a CPA or an attorney, and is not qualified to review or audit the financial status of the Seller’s business or the financial status of the Buyer and/or the value of the Seller’s business improvements and/or give advice for legal aspects of the transaction. Buyer and Seller acknowledge that Broker has not done so. By signing below, Buyer acknowledges that Buyer is relying solely on information provided to Buyer by Seller and Broker has not verified and will not verify any representations of Seller, any reliance by Buyer on such information will be based solely on Buyer’s examination of the business. By signing below Seller acknowledges Seller is relying solely on information provided by Buyer to evaluate Buyer’s creditworthiness or ability to perform this agreement and Broker has not verified and will not verify any representations of Buyer. Buyer and Seller both agree to look solely to each other for relief and to indemnify and hold Business Team harmless in connection with any damage caused to either the Buyer or the Seller in the event of a dispute between Buyer and Seller regarding this agreement except in the event a judgment is rendered that Broker acted improperly regarding such dispute under this agreement.

All other terms and conditions of the Purchase Agreement remain the same and in full force and effect. The undersigned acknowledge having received, read and understood a fully completed copy of this Agreement.

/s/ Harold A. Hurwitz, CEO for	7/29/14	/s/ Hans Huber	8/4/14
Buyer Pro-Dex, Inc.	Date	Seller Hans Huber, an individual	Date

Buyer	Date	Seller	Date

Farley Gouner CA Lic #01271117		Hiren Dave CA Lic #01381381
Brokers Agent	Date	Brokers Agent	Date